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                [DELAWARE SEAL & SIGNATURE OF SECRETARY OF STATE]



                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION




     HAWTHORNE FINANCIAL CORPORATION,  a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:


     FIRST:         That at a meeting of the Board of Directors of Hawthorne

Financial Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation,  declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:


          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article numbered "FOURTH" so that, as amended said Article shall be and read as follows:

          "FOURTH": The total number of shares of all classes of capital stock which this Corporation shall have authority to issue is thirty million (30,000,000), of which twenty million (20,000,000) shares shall be Common Stock, par value $.01 per share, and ten million (10,000,000) shares shall be Preferred Stock, par value $.01 per share.

          The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limitation the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such shares (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

          The holders of the capital stock shall be entitled to one vote for each share held at all meetings of the stockholders of the Corporation. At all elections of directors of the Corporation each holder of shares of capital stock of the Corporation entitled to be voted thereat shall be entitled to as many votes as shall equal the number of shares of stock of such holder multiplied by the number of directors to be elected, and each stockholder may cast all of such votes for a single director or may distribute them among the total number of directors to be voted for, or among any two or more of such directors, as such stockholder may see fit.

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          No stockholder of the Corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder."

     SECOND:     That thereafter,  pursuant to a resolution of its Board of

Directors,  a special meeting of the stockholders of said corporation was duly called and held,  upon notice in accordance with Section 222 of the General

Corporation Law of the State of Delaware,  and the necessary number of shares as required by statute were voted in favor of the amendment.


     THIRD:            That said amendment was duly adopted in accordance with

the provisions of Section 242 of the General Corporation Law of the State of

Delaware.


     IN WITNESS WHEREOF,  said HAWTHORNE FINANCIAL CORPORATION,  has caused this certificate to be signed by Scott A. Braly,  its Chief Executive Officer and

President and James D. Sage,  its Senior Vice President and Corporate Secretary,

this 21st day of September,  1995.



                                   By:       [SCOTT BRALY]
                                      -------------------------------------
                                             Chief Executive Officer and
                                             President


                                   Attest:   [JAMES D. SAGE]
                                          ---------------------------------
                                             Senior Vice President and
                                             Corporate Secretary